EXHIBIT 99.1

KS BANCORP, INC.

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

KS BANCORP, INC. (KSAV) ANNOUNCES SHAREHOLDERS OVERWHELMINGLY APPROVE

REVERSE AND FORWARD STOCK SPLITS

SMITHFIELD, N.C. –(BUSINESS WIRE)–March 15, 2005—The Board of Directors of KS Bancorp, Inc. (OTCBB: KSAV) announces that the Company’s shareholders have overwhelmingly approved a 1 for 200 reverse stock split and corresponding 250 for 1 forward stock split at a special meeting of the stockholders on March 14, 2005. 84% of all votes cast at the special meeting, and 70% of all shares eligible to be voted, voted in favor of the reverse and forward stock splits.

The Company will file Articles of Amendment with the North Carolina Secretary of State providing that the reverse stock split will be effective at 6:00 p.m. E.S.T. on March 17, 2005, and the forward stock split will be effective at 6:00 a.m. E.S.T. on March 18, 2005. Those stockholders holding a fractional share of common stock as a result of the reverse stock split will be entitled to a cash payment in lieu of being issued the fractional share in an amount equal to $24.00 for each pre-split share constituting a fractional share. Following the reverse stock split, each shareholder who continues to own shares of the Company’s common stock will automatically receive 250 shares for each share of Company common stock held. All of the Company’s stockholders immediately following the forward stock split will own KS Bancorp common stock in 250 share lots. The reverse and forward stock splits will occur automatically on the effective dates, and the Company’s stock record books will reflect these transactions at that time. A letter will be mailed to stockholders from the Company announcing these transactions.

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